Exhibit 99.1

NextGen Healthcare, Inc. Announces Preliminary Unaudited Fiscal 2021 Q3 Results and

Raises Fiscal 2021 Financial Guidance

Company to Announce Final Fiscal 2021 Third Quarter Results and Host Conference Call on Jan. 27, 2021

IRVINE, Calif. — Jan. 13, 2021— NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of ambulatory-focused healthcare technology solutions, today announced preliminary unaudited fiscal 2021 third quarter results and increased annual guidance for fiscal year 2021 as summarized below.

Preliminary Unaudited Fiscal Third Quarter 2021 Results

•	For the fiscal 2021 third quarter, on a GAAP basis, preliminary unaudited revenue is expected to be between $140 and $142 million, compared to $137.7 million in the third quarter a year ago.
•

On a GAAP basis, preliminary unaudited fully diluted net income (loss) per share for the fiscal 2021 third quarter is expected to be between ($0.01) and $0.03, compared to $0.07 net income per share in the third quarter a year ago.

•	On a non-GAAP basis, preliminary fully diluted earnings per share for the fiscal 2021 third quarter is expected to be between $0.24 and $0.26 compared to $0.23 in the fiscal third quarter a year ago.

These financial results for the fiscal third quarter are preliminary and subject to change in connection with the completion of the company’s quarter-end closing process and the preparation of the unaudited financial statements for the fiscal third quarter of 2021.

Raising Fiscal Year 2021 Financial Outlook

NextGen Healthcare is raising guidance to:

•	An annual revenue range between $547 and $555 million from the prior range of $535 and $551 million
•	An annual non-GAAP earnings per share range between $0.92 and $0.98 from the prior range of $0.83 and $0.93

“As we moved through the year, we have seen accelerated commercial success, therefore we are raising our guidance to reflect our revised expectations,” said Rusty Frantz, president and chief executive officer of NextGen Healthcare. “Our raised guidance expectations also take into account some uncertainty in the macro environment given the current stage of the COVID-19 pandemic. We look forward to sharing more details on our fiscal third quarter results during our earnings call in two weeks.”

Presenting at 39th Annual J.P. Morgan Healthcare Conference

As previously announced, NextGen Healthcare president and CEO Rusty Frantz and CFO Jamie Arnold will participate in the 39th Annual Virtual J.P. Morgan Healthcare Conference, including a presentation on Wednesday, January 13, 2021 at 4:30 p.m. Eastern time. Investors may access the live webcast of the presentation on the Investor Relations section of the company’s website at investor.nextgen.com. An archived version of this presentation and an audio replay will remain posted for a limited time.

Conference Call Information

NextGen Healthcare will release its fiscal 2021 third quarter ended December 31, 2020 operating results on Wednesday, January 27, 2021 after market close, with a conference call to follow at 5:00 p.m. Eastern Time.

Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 866-750-8947 or 720-405-1352 for international callers and referencing participant code 8675815 approximately 15 minutes prior to the call. A recording of the live webcast will be available on investor.nextgen.com after the call. It will be archived for 90 days until April 27, 2021.

About NextGen Healthcare, Inc.

We empower the transformation of ambulatory care—partnering with medical, behavioral and oral health providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Media Contact:
NextGen Healthcare
Tami Stegmaier
O: (949) 237-6083

tstegmaier@nextgen.com

or

Investor Contact:

Westwicke Partners

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy, financial markets and on our customers in light of the continuing  COVID-19 pandemic, including the potential (i) slowdown or shutdown of preventive and elective medical procedures, (ii) delay in the contracting for additional products and services by our customers and (iii) delay in the sales cycle for new customers; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than NextGen Healthcare, Inc., which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates free cash flow by as total net cash provided by operating activities, net of cash used for the additions of capitalized software costs and equipment and improvements. The Company calculates net debt as line of credit less cash and cash equivalents. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, impairment of assets, restructuring costs, net securities litigation defense costs and settlement, share-based compensation, impairment of assets, and other non-run-rate expenses from GAAP income before provision for income taxes.

The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each quarter of fiscal year 2020 was 22.0%. The normalized non-GAAP tax rate expected to be applied to each quarter of fiscal year 2021 is 20.0%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-

GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition costs, impairment of assets, restructuring costs, net securities litigation defense costs, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

NEXTGEN HEALTHCARE, INC.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

RECONCILIATION OF PRELIMINARY NON-GAAP DILUTED EARNINGS PER SHARE

Three Months Ended December 31, 2020 Preliminary Estimate
Diluted net income (loss) per share - GAAP	($0.01) to $0.03
Non-GAAP adjustments:
Acquisition costs, net	0.00
Amortization of acquired intangible assets	0.08
Amortization of deferred debt issuance costs	0.00
Impairment of assets	0.03
Restructuring costs	0.00
Securities litigation defense costs and settlement	0.09
Share-based compensation	0.09
Other non-run-rate expenses*	0.02
Effect of difference between GAAP and Non-GAAP effective tax rates	(0.04) to (0.08)
Total adjustments to GAAP diluted net income (loss) per share **	0.23 to 0.27
Diluted net income per share - Non-GAAP	$0.24 to $0.26

* Other non-run-rate expenses for the three months ended December 31, 2020 consist primarily of $0.01 per share of excess lease-related expense for vacated facilities and other costs, including retention bonuses, related to the restructuring plan and $0.01 per share of professional services costs not related to core operations.

** Total adjustments to GAAP diluted net income (loss) per share may not foot due to rounding of per share amounts.